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                                                                  EXHIBIT (b)(2)

March 22, 1999

The Board of Directors
United States Filter Corporation
40-004 Cook Street
Palm Desert, CA 92211

Attention: Mr. Richard J. Heckmann
        Chairman of the Board and
        Chief Executive Officer

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of United States Filter Corporation (the "Company") of the consideration proposed to be paid to them in connection with the proposed acquisition of the Company by Eau Acquisition Corp. (the "Sub"), a subsidiary of Vivendi S.A. (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of March 22, 1999 (the "Agreement"), by and among the Company, the Buyer and the Sub, the Sub will make a tender offer (the "Offer ") to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), including the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a price per Share of $31.50 net to the seller in cash. Pursuant to the Agreement, following consummation of the Offer, the Sub will be merged with and into the Company (the "Merger" and, together with the Offer, the "Transaction"), the Company shall continue as the surviving corporation, and each Share issued and outstanding immediately prior to the effective time of the Merger (other than such Shares to be cancelled pursuant to the Agreement and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive $31.50 in cash, without interest thereon.

     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the Common Stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended March 31, 1998, and the unaudited financial statements of the Company for the period ended December 31, 1998; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and
(viii) the terms of other business combinations that we deemed relevant.

     In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the
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Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

     We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with the Company. As you are aware, we and our affiliates have provided capital markets and financial advisory services to the Buyer from time to time, have executed a variety of risk management transactions with the Buyer, and may continue its business relationships with the Buyer in the future. In the ordinary course of their businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Transaction is fair, from a financial point of view, to such stockholders.

     This letter is provided solely for the benefit of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender Shares in the Offer or how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in the Solicitation/ Recommendation Statement on Schedule 14D-9 to be filed by the Company with the Securities and Exchange Commission ("SEC") and may be referred to in the Tender Offer Statement on Schedule 14D-1 to be filed by the Buyer and the Sub with the SEC in connection with the initial Offer.

                                            Very truly yours,

                                            J.P. MORGAN SECURITIES INC.

                                            By: /s/ JOHN SHELDON

                                            ------------------------------------
                                            Name: John Sheldon
                                            Title: Managing Director

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